Exhibit 99 - Press release issued August 7, 2006

[SEMCO ENERGY LOGO] 1411 Third Street PO BOX 5004 Port Huron, MI 48061-5004	NEWS RELEASE

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Treasury and Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing and Corporate Communications
Phone: 810-887-4208

SEMCO ENERGY REPORTS 2006 SECOND QUARTER AND
YEAR-TO-DATE RESULTS

PORT HURON, MI, August 7, 2006 - SEMCO ENERGY, Inc. (NYSE: SEN) today announced its financial results for the quarter and six months ended June 30, 2006.
SECOND QUARTER RESULTS
The Company reported a net loss available to common shareholders of $3.5 million (or $0.10 per basic share and diluted share) for the quarter ended June 30, 2006, compared to a net loss available to common shareholders of $3.1 million (or $0.11 per basic share and diluted share) for the quarter ended June 30, 2005. The Company typically reports losses during the second quarter of each year due to the seasonal nature of its business and the current way in which it charges customers for service (or rate design). Under the Company’s current rate design, customers pay for service, in part, based on a consumption-based charge that produces higher revenues and the majority of the Company’s profits during the higher usage winter heating season.

The primary factors that contributed to the increase in the net loss available to common shareholders for the second quarter of 2006 were: (i) a decrease in gas sales margin; (ii) an increase in operations and maintenance expenses; and (iii) a write down in the value of natural gas inventory owned by a non-regulated subsidiary. The impact of these items was partially offset by a decrease in financing-related costs and a decrease in property tax expense. The decrease in gas sales margin, which increased the second quarter 2006 net loss by approximately $1.1 million, was primarily due to the sale of excess gas in 2005 and the absence of a similar sale in 2006. Not having this sale in 2006 accounted for approximately $0.8 million of the decrease in gas sales margin. Warmer temperatures and an increase in lost and unaccounted-for (“LAUF”) gas expense also contributed to the decrease in gas sales margin during the second quarter of 2006.
The increase in operations and maintenance expenses, which increased the net loss for the second quarter of 2006 by approximately $1.0 million, was primarily due to increases in both employee benefit costs and uncollectible customer accounts. The write down in value of natural gas inventory increased the 2006 net loss by approximately $0.3 million. This inventory is owned by a non-regulated subsidiary as part of the Company’s risk management activities.
George A. Schreiber, Jr., Company President and Chief Executive Officer, said, “The loss experienced by the Company in the second quarter of 2006 was expected, given the seasonal nature of our business and our current rate design, which relies in part on a consumption-based distribution charge to recoup the costs of providing service to customers. Eliminating that consumption-based distribution charge for residential customers is a key issue in the case we filed with the Michigan Public Service Commission (MPSC) on May 25, 2006. In that filing, the Company requested MPSC approval of several rate design changes and a base rate increase of $18.9 million, or approximately $3 per month for an average residential customer. An important component of the rate design proposal is to combine the consumption-based distribution charge and the fixed monthly customer charge into one fixed residential service charge of approximately $25 per month. This billing component would be “levelized,” meaning that it would not vary with how much natural gas a customer uses each month.”

Schreiber continued: “The $18.9 million requested base rate increase is very important to improving the Company’s financial condition. The reasons for the requested base rate increase are essentially two-fold. First, natural gas use per customer continues to decline. When they are partially dependent on the volume of gas used by customers, revenues simply do not materialize as expected from rate case decisions in that kind of environment. Second, our costs of providing service to our customers have gone up, despite our top level efficiency compared to other gas utilities. As a result, the Company has been earning only about half the rate of return that the MPSC has found to be fair and reasonable. If approved, the proposed base rate increases and rate design changes would give the Company a reasonable opportunity to cover its costs of providing service to customers, including the cost of capital.”
Schreiber also commented on a recent improvement in the equity component of the Company’s capital structure, saying, “In addition to the Company’s rate case initiatives, in two separate transactions during the second quarter, the Company issued approximately 1.55 million shares of the its Common Stock and paid approximately $12.6 million in cash to holders of the Company’s 5% Preferred Stock, to repurchase 110,784 shares of the Preferred Stock. The Preferred Stock was repurchased at a discount and resulted in a small gain which is reflected in our quarterly results. These transactions increased the Company’s Common Stock equity by approximately $8.3 million and decreased the Company’s Preferred Stock equity by approximately $21.1 million.”

YEAR-TO-DATE RESULTS
For the six months ended June 30, 2006, the Company’s net income available to common shareholders was $7.7 million (or $0.23 per basic share and $0.21 per diluted share), compared to net income available to common shareholders of $0.2 million (or $0.01 per basic share and diluted share) for the six months ended June 30, 2005.
The primary factors that contributed to the increase in net income available to common shareholders during the six months ended June 30, 2006, when compared to the results for the six months ended June 30, 2005, included (i) a decrease in financing-related costs, and (ii) a decrease in property tax expense, partially offset by the impact of (i) a decrease in gas sales margin, (ii) an increase in operations and maintenance expenses, and (iii) the write down of natural gas inventory at a non-regulated subsidiary discussed above. The decrease in financing-related costs increased net income for the six months ended June 30, 2006, by approximately $9.7 million when compared to the six months ended June 30, 2005. The primary item causing this decrease in financing-related costs was a payment of approximately $8.2 million included in the results for the first six months of 2005, which was associated with the repurchase of the Company’s Convertible Preference Stock and certain Common Stock warrants in March 2005.
The decrease in gas sales margins decreased net income for the first half of 2006 by approximately $1.2 million when compared to the first half of 2005. Gas sales margins decreased despite base rate increases in Michigan that were effective in April of 2005 and the addition of new customers in both Michigan and Alaska. The primary factors contributing to the decrease in gas sales margins were: (i) a decrease in volumes of gas sold due to warmer weather, energy efficiency improvements in appliances and building methodologies, and energy conservation by customers; (ii) an increase in LAUF gas expense; and (iii) the inclusion in 2005 results of margins from the sale of excess gas discussed above. The Company believes that energy conservation by customers has increased recently in response to increases in the market price of natural gas.

The increase in operations and maintenance expenses decreased net income by approximately $1.9 million during the six months ended June 30, 2006, when compared to the six months ended June 30, 2005. This increase was due primarily to increases in employee benefit costs and uncollectible customer accounts and a charge incurred in connection with a sublease entered into during the first quarter of 2006.
IMPACT OF WEATHER AND ENERGY CONSERVATION
Temperatures during the six months ended June 30, 2006, were 12.6 percent warmer than normal in Michigan and 6.0 percent colder than normal in Alaska. During the six months ended June 30, 2005, temperatures were 1.5 percent colder than normal in Michigan and 7.5 percent warmer than normal in Alaska.
Many of the Company’s customers appear to be continuing a pattern of conserving energy by utilizing energy-efficient heating systems, insulation, alternative energy sources and other energy-saving devices. In addition, higher natural gas prices appear to have increased conservation efforts by customers, prompting them to “dial down” their thermostats. The Company estimates that in its Michigan service area, normalized average gas consumption during the first six months of 2006 for all gas sales customers decreased by approximately 3.9 percent, when compared to the same period in 2005. In the Company’s Alaska service area, normalized average gas consumption during the first six months of 2006 for all gas sales customers decreased by an estimated 4.0 percent, when compared to the same period in 2005.

The Company estimates that the combined variations from normal temperatures and decreases in normalized gas consumption decreased net income by approximately $3.1 million during the six months ended June 30, 2006, and approximately $1.9 million during the six months ended June 30, 2005.
OUTLOOK FOR 2006
The Company currently expects its 2006 net income available to common shareholders to be in the range of $0.20 to $0.26 per share. The Company’s earnings outlook has been revised from previous guidance to reflect the impact of warmer than normal temperatures in the Company’s Michigan service area. In aggregate, variations from normal temperatures in Michigan and Alaska during the first half of 2006 have adversely impacted 2006 earnings by an estimated $0.06 per share.
This earnings outlook assumes normal weather in the Company’s gas distribution markets for the remainder of 2006 and approximately $0.07 per share of scheduled non-cash amortization of issuance costs and basis adjustments relating to the Company’s debt. Certain of the Company’s long-term debt is currently redeemable at par. If the Company were to redeem this debt in the second half of 2006, it would generate a non-cash charge of approximately $0.02 per share as a result of the write-off of unamortized debt issuance costs associated with the debt. This earnings guidance does not include this potential charge.
In view of the impacts of weather and conservation on customer usage, the Company currently expects EBITDA to be approximately $86 million for 2006. EBITDA represents earnings before dividends on Convertible Preferred Stock, interest, taxes, depreciation and amortization and is therefore a non-GAAP financial measure. EBITDA is reported here because the Company believes it is commonly used by investors as an indication of a company’s ability to incur and service debt.

While the Company believes EBITDA is a useful measure for investors, it is not a measure presented in accordance with generally accepted accounting principles in the U.S., or GAAP. The Company does not intend EBITDA to represent cash flows from operations as defined by GAAP. You should not consider EBITDA in isolation or as a substitute for net income, cash flows from operations or any other items calculated in accordance with GAAP. This calculation of EBITDA may or may not be consistent with that of other companies. Management views EBITDA as a liquidity measure and, therefore, the nearest GAAP measure is cash flow from operations. A reconciliation of the Company’s projected EBITDA to projected cash flow from operations is included in the attached statistics.

SEMCO ENERGY, Inc. distributes natural gas to more than 400,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage.

The following is a “Safe-Harbor” statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company’s outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, rising commodity prices and resulting increases in working capital requirements, changing conditions in the capital markets, regulatory approval processes and rate recovery mechanisms, gas procurement opportunities, compliance with covenants and success in accomplishing financing objectives, maintaining an effective system of internal controls, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005

Statement of Operations data

Operating revenues	$97,035	$95,633	$368,511	$322,193

Cost of gas sold	63,515	60,581	276,119	228,177
Operations and maintenance	19,565	17,666	39,198	36,241
Depreciation and amortization	7,218	7,147	14,367	14,125
Property and other taxes	2,174	3,096	5,230	6,364

Operating income	4,563	7,143	33,597	37,286

Other income and (deductions)
Interest expense	(10,181)	(10,860)	(20,730)	(21,936)
Debt extinguishment costs	-	(366)	-	(366)
Other	807	620	1,363	1,148
Total other income and (deductions)	(9,374)	(10,606)	(19,367)	(21,154)

Income tax (expense) benefit	1,835	1,350	(5,068)	(5,749)

Net income	(2,976)	(2,113)	9,162	10,383

Dividends on convertible cumulative preferred stock	506	945	1,454	1,097
Dividends and repurchase premium on convertible preference stock (a)	-	-	-	9,112

Net income available to common shareholders	$(3,482)	$(3,058)	$7,708	$174

Earnings per share
Basic	$(0.10)	$(0.11)	$0.23	$0.01
Diluted	$(0.10)	$(0.11)	$0.21	$0.01

Average number of common shares outstanding
Basic	34,618	28,494	34,111	28,460
Diluted	34,618	28,494	42,720	28,516

Statement of Financial Position data at June 30, 2006

Total assets	$921,208
Cash and cash equivalents	1,711
Gas charge underrecovery	877
Gas charge overrecovery	8,077
Short-term notes payable	31,200
Current maturities of long-term debt	-
Long-term debt	441,641
Convertible cumulative preferred stock	45,567
Common shareholders' equity	211,554

(a)  The amount for the six months ended June 30, 2005 includes a repurchase premium of $8,170,000 associated with the repurchase of Company's convertible preference stock from a private equity investor.

SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(dollars in thousands, except per share amounts and EBITDA reconciliation)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005

Business Segment Information

Operating revenues
Gas Distribution	$95,664	$94,083	$364,428	$317,531
Corporate and Other	3,372	3,311	8,015	8,446
Reconciliation to Consolidated Financial Statements
Intercompany eliminations	(2,001)	(1,761)	(3,932)	(3,784)
Consolidated operating revenues	$97,035	$95,633	$368,511	$322,193

Operating income (loss)
Gas Distribution	$4,548	$6,976	$32,872	$36,686
Corporate and Other	15	167	725	600
Consolidated operating income	$4,563	$7,143	$33,597	$37,286

Depreciation and amortization expense
Gas Distribution	$6,888	$6,793	$13,704	$13,416
Corporate and Other	330	354	663	709
Consolidated depreciation and amortization expense	$7,218	$7,147	$14,367	$14,125

Gas Distribution Operating Statistics

Volumes sold (MMcf)	9,417	9,393	36,048	38,338
Volumes transported (MMcf)	12,752	13,237	27,275	27,578
Number of customers at end of period	408,826	403,731	408,826	403,731
Weather statistics:
Degree days
Alaska	1,712	1,486	5,831	5,165
Michigan	750	833	3,692	4,244
Percent colder (warmer) than normal
Alaska	6.5%	(7.4)%	6.0%	(7.5)%
Michigan	(19.5)%	(10.3)%	(12.6)%	1.5%

Other information at June 30, 2006
Unused portion of bank credit facility	$85,927

Reconciliation of Forecasted EBITDA to Forecasted Cash Flow From Operations for the Forecasted Year Ended December 31, 2006
	(dollars in millions)
Forecasted EBITDA	$86
Forecasted interest expense	(41)
Forecasted income tax expense	(6)
Forecasted changes in assets and liabilities and other non-cash items	33
Forecasted cash flow from operations	$72